PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated September 27, 2005)	File No. 333-128377

18,188,889 Shares

World Heart Corporation

Common Stock

This prospectus supplement relates to the resale of up to 18,188,889 common shares (or interests therein as described under “Plan of Distribution”) of World Heart Corporation, incorporated under the laws of Canada, that the selling shareholders or their transferees may dispose of from time to time.  The selling shareholders include those holders named in the table entitled “selling shareholders.”  The common shares being offered by this prospectus were previously issued to the selling shareholders in unregistered sales of the securities.

In the United States, our common shares trade on the Nasdaq National Market (“NASDAQ”) under the listing symbol “WHRT.”  In Canada, our common shares trade on the Toronto Stock Exchange (“TSX”) under the listing symbol “WHT.”  On January 10, 2006, the last reported sale price for the common shares was U.S.$0.53 on NASDAQ and Cdn$0.62 on the TSX.

We will not receive any proceeds in connection with the common shares disposed of by the selling shareholders or their transferees.

The selling shareholders will pay all brokerage fees and commissions and similar expenses.  We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

An investment in common shares involves a high degree of risk.  Before purchasing any common shares, you should consider carefully the risks described under “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus supplement or the prospectus or the documents incorporated by reference herein or therein.  Any representation to the contrary is a criminal offense.

You should read this prospectus supplement in conjunction with the prospectus dated September 27, 2005, and this prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  The prospectus is to be delivered with this prospectus supplement.

You should rely on the information contained in this prospectus supplement and the prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different. This prospectus supplement and the prospectus may be used only where it is legal to sell these securities.  The information in this document may only be accurate as of the date of this prospectus supplement and the prospectus, respectively.  Information contained in our web site does not constitute part of this prospectus.

The date of this prospectus supplement is January 11, 2006.

The prospectus is hereby amended and supplemented to include in the table under the caption “Selling Shareholders” beginning on page 12 of the prospectus the information regarding the selling shareholders listed below.  This information was furnished to us on behalf of the selling shareholders by MedQuest Products, Inc. (now known as MQP Dissolution, Inc.) in connection with its partial distribution of our common shares to its shareholders as of the date of this prospectus supplement. Except as described below, the selling shareholders have sole voting and investment power over the common shares listed in the table.

Name	Number of shares of common stock beneficially owned prior to the offering		Number of shares of common stock that may be sold hereby(1)		Percentage of ownership before the offering	Number of shares of common stock beneficially owned after the offering(2)
MedQuest Products, Inc. (now known as MQP Dissolution, Inc.)(3)(4)	4,300,000	(6)	4,300,000	(6)	7.75%	0
Maverick Venture Management, LLC(3)(5)	13,027,343	(7)	13,027,343	(7)	23.48%	0
James W. Long	211,459		211,459		*	0
Pratap Khanwilkar	172,997		172,997		*	0
Gill Bearnson	68,979		68,979		*	0
Don B. Olsen	3,056		3,056		*	0
Gordon Jacobs	62,526		62,526		*	0
Barbara Madsen	62,166		62,166		*	0
Jeffrey Geisler	39,806		39,806		*	0
Robert Malone	11,417		11,417		*	0
Zafiris Zafirelis	1,460		1,460		*	0
Steven Borst	17,789		17,789		*	0
Roderick Young	7,027		7,027		*	0
Robert Eisert	3,737		3,737		*	0
Staci Poppleton	4,455		4,455		*	0
Kenneth Stoddard	5,346		5,346		*	0
LaNila Shields	3,729		3,729		*	0
Mary Campos	3,073		3,073		*	0
John Brady Kirk	4,986		4,986		*	0
Kevin Gillars	2,948		2,948		*	0
Brenda Berrett	894		894		*	0
Marvin Hitesman	1,181		1,181		*	0
Jean Bonnell	828		828		*	0
Sean McDonald	1,343		1,343		*	0
Trent Perry	334		334		*	0
Richard Jessee	317		317		*	0
Michael Enslow	56		56		*	0
Jeff Gibbs	106		106		*	0
Melanie Harris	56		56		*	0
Joseph Orme	106		106		*	0
Steven Perrins	106		106		*	0
Matt Rager	106		106		*	0
Scott Simon	56		56		*	0
Jeremy Thueson	56		56		*	0
Dinesh Patel	487		487		*	0
James Duncan	889		889		*	0
James Antaki	708		708		*	0
Gregory Burns	4,137		4,137		*	0
S. Fazal Mohammad	2,920		2,920		*	0
Brad Paden	542		542		*	0
Dave Paden	243		243		*	0
James Malmstrom	4,447		4,447		*	0
Kent Beck	4,447		4,447		*	0
Karl Nelson	4,870		4,870		*	0
David Angerbauer	1,779		1,779		*	0
George Pantalos	2,730		2,730		*	0
Dale Richards	4,356		4,356		*	0
Thomas Meyers	21		21		*	0
Scott Miles	110,477		110,477		*	0
Holly Imes Stark	2,693		2,693		*	0
Michele Richards	534		534		*	0
Paul Diegel	3,190		3,190		*	0
Jeffery Juretich	8,656		8,656		*	0

Name	Number of shares of common stock beneficially owned prior to the offering	Number of shares of common stock that may be sold hereby(1)	Percentage of ownership before the offering	Number of shares of common stock beneficially owned after the offering(2)
David DeGraw	2,675	2,675	*	0
Bruce Allred	2,872	2,872	*	0
Benjamin Vance	667	667	*	0
Janice Piasecki	243	243	*	0
Richard Fries	243	243	*	0
Larry Church	243	243	*	0
Phil Triolo	243	243	*	0
Timothy Martin	243	243	*	0
Shellie Durrant	400	400	*	0
Lowana Finch	400	400	*	0
John W. Holfert	1,290	1,290	*	0
Jarmilla Janatova	400	400	*	0
Jerry Moore	400	400	*	0
Carol Rice	578	578	*	0
Kerry Judd	11	11	*	0
Brett Belliston	11	11	*	0

*                       Less than 1%

(1)                The maximum aggregate number of additional shares that may be sold under this prospectus is 18,188,889 shares.  Selling shareholders will be permitted to sell any such shares under the prospectus.

(2)                Assumes the sale of all such shares offered hereby.

(3)                Maverick has sole voting and dispositive power over 13,027,343 shares of common stock and is deemed to share voting and dispositive power over the 4,300,000 common shares held by MedQuest by virtue of its controlling interest in MedQuest.

(4)                The natural persons having voting and investment control over the shares are Pratap Khanwilkar and Barbara Madsen.

(5)                The natural person having voting and investment control over the shares is Kevin R. Compton.

(6)                Represents the remainder of the shares held by MedQuest following a distribution of an aggregate of 5,000,000 shares of common stock to each of the selling shareholders on a pro rata basis.  Of the remaining shares held by MedQuest, 930,000 shares are being held pursuant to an escrow agreement dated as of July 29, 2005 between MedQuest, WorldHeart and CIBC Mellon Trust Company, as escrow agent.  These escrowed shares are to be held in escrow until July 31, 2006 to satisfy payment of any claims made by WorldHeart against MedQuest arising from the asset purchase agreement dated January 31, 2005 between WorldHeart and MedQuest.

(7)                Includes 8,888,889 shares of common stock issued to Maverick in connection with a private placement and an additional 4,138,454 shares of common stock issued in connection with a distribution of shares by MedQuest (See footnote (6)).